Exhibit 17.3

May 27, 2014

Via E-Mail & First Class Mail, Return Receipt Requested

Ms. Tamala L. Longaberger

c/o Mr. John W. Zeiger

Zeiger, Tigges & Little LLP

3500 Huntington Center

41 South High Street

Columbus, Ohio 43215

Dear Ms. Longaberger:

CVSL Inc. (“CVSL”) immediately terminates any and all of your employment positions with The Longaberger Company and CVSL for good cause as defined by at least your Employment Agreement Paragraphs 4.2.2(ii), 4.2.2(iii), and 4.2.2(v).

Sincerely,

John P. Rochon

Chairman